WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934



(AMENDMENT NO.                          1 )*


NAME OF ISSUER:First Bank Sys Inc Pfd
               Ser 1991 A 3.5625%


TITLE OF CLASS
OF SECURITIES: Convertible Pfd



CUSIP:                          319279501



Check the following box if a fee is being paid with this statement [       ].

(A fee is not required if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment l subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13-d-7).

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).



                              13G


CUSIP NO.                       319279501


             1 NAME OF REPORTING PERSON
               S.S. OR I.R.S. ID NO       Fiduciary Trust Company International
               OF ABOVE
               PERSON                     13-5069335

             2 CHECK THE APPROPRIATE      (A)            (B)   XX
               BOX IF A MEMBER OF A
               A GROUP*

             3 SEC USE ONLY


             4 CITIZENSHIP OR PLACE OF ORGANIZATION      New York State




   NUMBER OF   5 SOLE VOTING POWER                       NA
    SHARES
 BENEFICIALLY  6 SHARED VOTING POWER                     NA
   OWNED BY
     EACH      7 SOLE DISPOSITIVE POWER                  NA
   REPORTING
    PERSON     8 SHARED DISPOSITIVE POWER                NA
     WITH


9              AGGREGATE AMOUNT BENEFICIALLY OWNED       NA
               BY EACH REPORTING PERSON


            10 CHECK BOX IF THE AGGREGATE AMOUNT IN
               ROW (9) EXCLUDES CERTAIN SHARES *


            11 PERCENT OF CLASS REPRESENTED BY           Less than 5%
               IN ROW 9


            12 TYPE OF REPORTING PERSON*                           BK




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

(AMENDMENT NO.                  1         )*

ITEM 1
(a) Name of Issuer                        First Bank Systems

(b)Address of Issuer's Principal          First Bank Plaza,601 Second Ave. So.
    Executive Offices:                    Minneapolis, MN 55402


ITEM 2
(a) Name of Person Filing                 Fiduciary Trust Company International


(b) Address of Principal
   Business Office or, if none, residence:Two World Trade Center
                                          New York, New York 10048

(c) Citizenship:                          New York

(d) Title of Class Securities:            Convertible Pfd

(e) Cusip                                      319279501

ITEM 3
The person filing is:

(a)            Broker or Dealer registered under Section 15 of the Act
(b)          X Bank as defined in section 3 (a)(6) of the Act
(c)            Insurance Company as defined in section 3(a)(19) of the Act
(d)            Investment Company registered under section 8 of the Investment
               Company Act.
(e) Investment Advisor registered under section 203 of the Investment Advisors Act of 1940
(f) EBP, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F)
(g)            Parent Holding Company, in accordance with 240.13d-1(b) (ii) (G)
(h)            Group, in accordance with 240.13d-1(b) (1) (ii) (H)






ITEM 4
OWNERSHIP

(a)            Amount Beneficially Owned:                NA
(b)            Percent of Class:                         Less than 5%
(c)            Number of shares as to which each
               person has:
               (i) sole power to vote or to direct vote  NA
               (ii) shared power to vote or to direct votNA
               (iii) sole power to dispose or to direct
                    disposition of                       NA
               (iv) shared power to dispose or to
                     direct the disposition of           NA

ITEM 5
Ownership of Five Percent or Less of a Class
               Fiduciary Trust Company International beneficially
               owns less than 5% of outstanding shares.
ITEM 6
Ownership of More Than Five Percent On Behalf of
Another Person                                                     NA




ITEM 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company                                                    NA

ITEM 8
Identification and Classification of Members of the Group          NA

ITEM 9
Notice of Dissolution of Group                                     NA

ITEM 10
Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with our as a participant in any transaction having such a purpose or effect.


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE                                      SIGNATURE
      06/21/96


                                          F.K. Granville


WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

THIS IS A COPY OF THE ORIGINALLY FILED "PAPER" SUBMISSION

(AMENDMENT NO.                            )*


NAME OF ISSUER:First Bank Sys Inc Pfd
               Ser 1991 A 3.5625


TITLE OF CLASS
OF SECURITIES: Convertible Pfd



CUSIP:                          319279501



Check the following box if a fee is being paid with this statement [       ].

(A fee is not required if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment l subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13-d-7).

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).



                              13G


CUSIP NO.                       319279501


             1 NAME OF REPORTING PERSON
               S.S. OR I.R.S. ID NO       Fiduciary Trust Company International
               OF ABOVE
               PERSON                     13-5069335

             2 CHECK THE APPROPRIATE      (A)            (B)   XX
               BOX IF A MEMBER OF A
               A GROUP*

             3 SEC USE ONLY


             4 CITIZENSHIP OR PLACE OF ORGANIZATION      New York State




   NUMBER OF   5 SOLE VOTING POWER                             223100
    SHARES
 BENEFICIALLY  6 SHARED VOTING POWER                            19100
   OWNED BY
     EACH      7 SOLE DISPOSITIVE POWER                         25000
   REPORTING
    PERSON     8 SHARED DISPOSITIVE POWER                      217200
     WITH


9              AGGREGATE AMOUNT BENEFICIALLY OWNED             242200
               BY EACH REPORTING PERSON


            10 CHECK BOX IF THE AGGREGATE AMOUNT IN
               ROW (9) EXCLUDES CERTAIN SHARES *


            11 PERCENT OF CLASS REPRESENTED BY                  11.34
               IN ROW 9


            12 TYPE OF REPORTING PERSON*                           BK




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

(AMENDMENT NO.                            )*

ITEM 1
(a) Name of Issuer                        First Bank Systems Inc.

(b)Address of Issuer's Principal          First Bank Plaza 601 Second Ave. So
    Executive Offices:                    Minneapolis, MN 55402


ITEM 2
(a) Name of Person Filing                 Fiduciary Trust Company International


(b) Address of Principal
  Business Office or, if none, residence: Two World Trade Center
                                          New York, New York 10048

(c) Citizenship:                          New York

(d) Title of Class Securities:            Convertible Pfd

(e) Cusip                                      319279501

ITEM 3
The person filing is:

(a)            Broker or Dealer registered under Section 15 of the Act
(b)          X Bank as defined in section 3 (a)(6) of the Act
(c)            Insurance Company as defined in section 3(a)(19) of the Act
(d)            Investment Company registered under section 8 of the Investment
               Company Act.
(e) Investment Advisor registered under section 203 of the Investment Advisors Act of 1940
(f) EBP, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F)
(g)            Parent Holding Company, in accordance with 240.13d-1(b) (ii) (G)
(h)            Group, in accordance with 240.13d-1(b) (1) (ii) (H)






ITEM 4
OWNERSHIP

(a)            Amount Beneficially Owned:                      242200
(b)            Percent of Class:                                11.34
(c)            Number of shares as to which each
               person has:
               (i) sole power to vote or to direct vote        223100
               (ii) shared power to vote or to direct vot       19100
               (iii) sole power to dispose or to direct
                    disposition of                              25000
               (iv) shared power to dispose or to
                     direct the disposition of                 217200

ITEM 5
Ownership of Five Percent or Less of a Class
                                                                   NA

ITEM 6
Ownership of More Than Five Percent On Behalf of
Another Person
               Fiduciary Trust Company International shares voting and dispositive power with respect to 200000 shares with its client, The United Nations Joint Staff
               Pension Fund.
ITEM 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company                                                    NA

ITEM 8
Identification and Classification of Members of the Group          NA

ITEM 9
Notice of Dissolution of Group                                     NA

ITEM 10
Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with our as a participant in any transaction having such a purpose or effect.


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE                                      SIGNATURE
      02/01/96


                                          F.K. Granville